<PLAINTEXT>
                                                                 Morgan Stanley
                                                                 Charter Series
     February 2007
     Monthly Report
This Monthly Report supplements the Charter Funds' Prospectus dated November 8, 2006.
                                                         Issued: March 30, 2007
[LOGO] Morgan Stanley
MORGAN STANLEY CHARTER SERIES
HISTORICAL FUND PERFORMANCE
Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is no guarantee of future results.

                                                                                                             INCEPTION-
                                                                                                              TO-DATE
                1994    1995 1996 1997 1998   1999    2000  2001    2002   2003  2004   2005  2006    2007     RETURN
FUND             %       %    %    %    %      %       %     %       %      %     %      %     %       %         %
------------------------------------------------------------------------------------------------------------------------
Charter
 Campbell....    --      --  --    --  --      --      --    --    (4.2)   16.3   3.9   9.7    3.1   (3.7)     26.0
                                                                  (3 mos.)                          (2 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter
 Aspect......   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8 (3.3)    29.1   (5.1) (5.6) (19.6) 10.5   (4.1)     66.6
              (10 mos.)                                                                             (2 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter
 Graham......    --      --  --    --  --      2.9    22.0  9.7     36.8   16.1   1.3  (16.1)  4.6   (7.4)     80.2
                                            (10 mos.)                                               (2 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter WCM..    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6) (5.3) (0.6)  (2.4)  (4.1)     (2.1)
                                            (10 mos.)                                               (2 mos.)
------------------------------------------------------------------------------------------------------------------------

               COMPOUND
              ANNUALIZED
                RETURN
FUND              %
------------------------
Charter
 Campbell....    5.4
------------------------
Charter
 Aspect......    4.0
------------------------
Charter
 Graham......    7.6
------------------------
Charter WCM..   (0.3)
------------------------

DEMETER MANAGEMENT CORPORATION
330 Madison Avenue, 8th Floor
New York, NY 10017
Telephone (212) 905-2700
Morgan Stanley Charter Series
Monthly Report
February 2007
Dear Limited Partner:
  The Net Asset Value per Unit for each of the four Morgan Stanley Charter Series Funds as of February 28, 2007 was as follows:

                                               % CHANGE
                       FUND             N.A.V. FOR MONTH
                       ---------------------------------
                       Charter Campbell $12.60   -6.09%
                       ---------------------------------
                       Charter Aspect   $16.66   -6.37%
                       ---------------------------------
                       Charter Graham   $18.02   -6.04%
                       ---------------------------------
                       Charter WCM      $ 9.79   -7.59%
                       ---------------------------------

  Detailed performance information for each Fund is located in the body of the financial report. (Note: all returns are net of all fees). For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.
  The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.
  Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Ave., 8th Floor, New York, NY 10017, or your Morgan Stanley Financial Advisor.
  I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.
Sincerely,
/s/ Walter J. Davis
Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter Aspect L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter WCM L.P.
                      This page intentionally left blank.
MORGAN STANLEY CHARTER CAMPBELL L.P.
                                     [CHART]
                    Month ended         YTD ended
                  February 28, 2007    February 28, 2007
                 -----------------    ----------------
Currencies           -2.17%            -1.85%
Interest Rates       -3.86%            -1.34%
Stock Indices         0.21%             1.08%
Energies              0.07%            -0.94%
Metals               -0.06%            -0.03%
Note: Reflects trading results only and does not include fees or interest income.
Following four months of consecutive gains, the Fund incurred losses in February when a number of the price trends that the Fund had been profitably exploiting, reversed sharply at month-end. As a result, the Fund incurred losses within the interest rate and currency sectors. Performance in the metals sector was slightly negative, while gains were achieved within the equity indices and energy sectors.
Within the global interest rate sector, short positions in European and U.S. fixed-income futures resulted in losses as prices reversed sharply higher. Within European markets, prices increased towards the beginning of the month after Euro-Zone inflation and manufacturing growth unexpectedly slowed in January, thereby reducing the likelihood that the European Central Bank may hold interest rates steady in the near-term. Similarly, U.S. interest rate future prices rose after U.S. Federal Reserve Chairman Ben Bernanke testified before Congress that inflation risks have started to diminish. Finally, losses from short positions in the global interest rate futures markets were compounded after a sell-off in the global equity markets that began on
February 27 with comments from former U.S. Federal Reserve Chairman Alan Greenspan, that the U.S. economy could be due for a recession. In addition, concerns that tighter credit conditions in China and Japan might dampen global growth first sent Chinese stock markets plunging before the sell-off spread to other equity markets. Furthermore, news that the U.S.-made durable goods dropped and a flight to quality pushed global bond prices significantly higher. MORGAN STANLEY CHARTER CAMPBELL L.P.
(continued)
Within the currency sector, losses were experienced from short positions in the Japanese yen versus the U.S. dollar as the value of the Japanese yen reversed sharply higher after an almost 10% drop in the Shanghai stock market and a warning from Rodrigo Rato, Managing Director of the International Monetary Fund, that a weak Japanese yen "could lead to more entrenched exchange rate misalignments that worsen global imbalances" encouraged traders to unwind short positions in the Japanese yen against most of its major rivals. As a result, the Japanese yen saw its biggest daily gain against the U.S. dollar since December 2005. Furthermore, investor speculation that consistently strong economic data out of Japan may force the Bank of Japan to continue raising interest rates in order to combat possible inflation pushed the value of the yen higher. Elsewhere in the currency markets, losses were incurred from short positions in the Australian dollar and the Canadian dollar versus the U.S. dollar as the value of these currencies increased in tandem with higher commodity prices.
Smaller losses were recorded in the metals sector from short positions in copper and zinc futures as prices moved higher on continued speculation that low stockpiles and supply disruptions may create a supply shortage in the future.
These losses were partially offset by gains in the global stock index sector from short positions in U.S. equity index futures as prices fell suddenly and sharply at the end of the month due to the aforementioned reasons that affected the global interest rate futures markets. Elsewhere, smaller gains were experienced from long positions in Japanese and British equity index futures as prices drifted higher throughout a majority of the month.
Smaller gains were experienced in the energy sector from long positions in gas oil and heating oil as prices reversed higher on increased concerns that unexpected refinery shutdowns may curb fuel stockpiles in the future. In addition, prices moved higher amid geopolitical uncertainty in Iraq and news that Iran will continue with its nuclear program.
MORGAN STANLEY CHARTER ASPECT L.P.
                                     [CHART]
                    Month ended         YTD ended
                  February 28, 2007    February 28, 2007
                 -----------------    ----------------
Currencies            -0.58%                -0.36%
Interest Rates        -3.75%                -1.86%
Stock Indices         -1.23%                -0.38%
Energies               -1.1%                -0.46%
Metals                -0.02%                -0.66%
Agriculturals          0.57%                 0.56%
Note: Reflects trading results only and does not include fees or interest income.
Following trading gains in December and January, the Fund incurred losses in February when a number of the price trends that the Fund had been profitably exploiting, reversed sharply at month-end. As a result, the Fund incurred losses within the interest rate, stock indices, energies, and currency sectors. Performance in the metals sector was slightly negative, while gains were achieved within the agricultural commodity markets.
Within the global interest rate sector, short positions in European, U.S., and Australian fixed-income futures resulted in losses as prices reversed sharply higher. Within European markets, prices increased towards the beginning of the month after Euro-Zone inflation and manufacturing growth unexpectedly slowed in January. Similarly, U.S. interest rate future prices rose after U.S. Federal Reserve Chairman Ben Bernanke testified before Congress that inflation risks have started to diminish. Finally, losses from short positions in the global interest rate futures markets were compounded after a sell-off in the global equity markets that began on February 27 with comments from former U.S. Federal Reserve Chairman Alan Greenspan that the U.S. economy could be due for a recession. In addition, concerns that tighter credit conditions in China and Japan might dampen global growth first sent Chinese stock markets plunging before the sell-off spread to other equity markets. Furthermore, news that U.S.-made durable goods dropped significantly in January and a flight-to-quality pushed global bond prices sharply higher.
MORGAN STANLEY CHARTER ASPECT L.P.
(continued)
Additional losses were experienced in the global equity index futures sector from long positions in European, U.S., and Pacific Rim equity index futures as prices fell suddenly and sharply at the end of the month due to the aforementioned reasons that affected the global interest rate futures markets. Within the energy sector, short positions in crude oil and oil related products recorded losses as prices reversed higher on increased concerns that unexpected refinery shutdowns may curb fuel stockpiles in the future. In addition, prices moved higher amid geopolitical uncertainty in Iraq and news that Iran will continue with its nuclear program.
Further losses were experienced in the currency sector from short positions in the Japanese yen versus the U.S. dollar as the value of the Japanese yen reversed sharply higher after an almost 10% drop in the Shanghai stock market and a warning from Rodrigo Rato, Managing Director of the International Monetary Fund, that a weak Japanese yen "could lead to more entrenched exchange rate misalignments that worsen global imbalances" encouraged traders to unwind short positions in the Japanese yen against most of its major rivals. As a result, the Japanese yen saw its biggest daily gain against the U.S. dollar since December 2005. Furthermore, investor speculation that consistently strong economic data out of Japan may force the Bank of Japan to continue raising interest rates in order to combat possible inflation pushed the value of the Japanese yen higher. Elsewhere in the currency markets, losses were incurred from short positions in the euro versus the Swedish krona as the value of the Swedish krona weakened after Riksbank Governor Stefan Ingves indicated that Sweden's inflation rate was slowing. Lastly, short positions in the Canadian dollar versus the U.S. dollar resulted in losses as the value of the Canadian dollar reversed higher due to rising commodity prices.
Smaller losses were incurred in the metals sector from short futures positions in zinc and copper as prices moved higher on continued speculation that low stockpiles and supply disruptions may create a supply shortage in the future. These losses were partially offset by gains in the agricultural sector from long positions in soybean complex and corn futures as prices rose on speculative buying, news of persistent global demand, and worries that drought conditions in the western U.S. may cause a shortage in the spring harvest of 2007.
MORGAN STANLEY CHARTER GRAHAM L.P.
                                     [CHART]
                    Month ended         YTD ended
                  February 28, 2007    February 28, 2007
                 -----------------    ----------------
Currencies          -0.26%                  -2.71%
Interest Rates       -3.7%                   -2.9%
Stock Indices       -1.33%                   0.15%
Energies            -0.26%                  -0.84%
Metals              -0.38%                  -0.71%
Agriculturals         0.2%                  -0.04%
Note: Reflects trading results only and does not include fees or interest income.
Following a period where gains were recorded in four of the past five months, the Fund incurred losses in February when a number of the price trends that the Fund had been profitably exploiting, specifically in the bond and equity markets, reversed sharply at month-end. As a result, the Fund incurred losses within the interest rate futures and equity indices markets. Performance in the metals, currencies, and energy sectors was slightly negative, while gains were achieved within the agricultural commodities.
Within the global interest rate sector, short positions in European and U.S. fixed-income futures resulted in losses as prices reversed sharply higher. Within European markets, prices increased towards the beginning of the month after Euro-Zone inflation and manufacturing growth unexpectedly slowed in January, thereby reducing the likelihood that the European Central Bank may hold interest rates steady in the near-term. Similarly, U.S. interest rate future prices rose after U.S. Federal Reserve Chairman Ben Bernanke testified before Congress that inflation risks have started to diminish. Finally, losses from short positions in the global interest rate futures markets were compounded after a sell-off in the global equity markets that began on
February 27 with comments from former U.S. Federal Reserve Chairman Alan Greenspan that U.S. economy could be due for a recession. In addition, concerns that tighter credit conditions in China and Japan might dampen global growth first sent Chinese stock markets plunging before the sell-off spread to other equity markets. Furthermore, news that the U.S.-made durable goods dropped significantly in January and a flight-to-quality pushed global bond prices sharply higher.
MORGAN STANLEY CHARTER GRAHAM L.P.
(continued)
Additional losses were experienced in the global equity index futures sector from long positions in U.S. and European equity index futures as prices fell suddenly and sharply at the end of the month due to the aforementioned reasons that affected the global interest rate futures markets.
Additionally, losses were recorded from short positions in zinc, copper, and aluminum futures as prices moved higher on continued speculation that low stockpiles and supply disruptions may create a supply shortage in the future. Within the currency sector, losses were experienced from short positions in the Japanese yen versus the U.S. dollar as the value of the Japanese yen reversed sharply higher after an almost 10% drop in the Shanghai stock market and a warning from Rodrigo Rato, Managing Director of the International Monetary Fund, that a weak Japanese yen "could lead to more entrenched exchange rate misalignments that worsen global imbalances" encouraged traders to unwind short positions in the Japanese yen against most of its major rivals. As a result, the Japanese yen saw its biggest daily gain against the U.S. dollar since December 2005. Furthermore, investor speculation that consistently strong economic data out of Japan may force the Bank of Japan to continue raising interest rates in order to combat possible inflation pushed the value of the Japanese yen higher. Similarly, additional losses were incurred from short positions in the Swiss franc versus the U.S. dollar as the value of the Swiss franc strengthened amid worries that the interest rate differential between Switzerland and the U.S. will narrow. Lastly, short positions in the Canadian dollar versus the U.S. dollar resulted in losses as the Canadian dollar reversed higher amid rising commodity prices.
Within the energy sector, short positions in crude oil and oil related products recorded losses as prices reversed higher on increased concerns that unexpected refinery shutdowns may curb fuel stockpiles in the future. In addition, prices moved higher amid geopolitical uncertainty in Iraq and news that Iran will continue with its nuclear program.
These losses were partially offset by gains in the agricultural sector from long positions in soybean meal and corn futures as prices rose on speculative buying, news of persistent global demand, and worries that drought conditions in the western U.S. may cause a shortage in the spring harvest of 2007.
MORGAN STANLEY CHARTER WCM L.P.
                                     [CHART]
                    Month ended         YTD ended
                  February 28, 2007    February 28, 2007
                 -----------------    ----------------
Currencies          -0.92%                  -0.49%
Interest Rates      -4.98%                   -2.8%
Stock Indices       -1.55%                   0.14%
Energies            -0.61%                   0.29%
Metals               0.69%                   0.27%
Agriculturals        0.01%                  -0.12%
Note: Reflects trading results only and does not include fees or interest income.
Following trading gains in December and January, the Fund incurred losses in February when a number of the price trends that the Fund had been profitably exploiting, specifically in the bond and equity markets, reversed sharply at month-end. As a result, the Fund incurred losses within the global interest rate, global equity index, currency, and energy sectors. These losses were partially offset by gains recorded in the metals sector, while trading results in the agricultural sector were relatively flat for the month.
Within the global interest rate sector, short positions in European, U.S., and Australian fixed-income futures resulted in losses as prices reversed sharply higher. Within European markets, prices increased towards the beginning of the month after Euro-Zone inflation and manufacturing growth unexpectedly slowed in January, thereby reducing the likelihood that the European Central Bank may hold interest rates steady in the near-term. Similarly, U.S. interest rate future prices rose after U.S. Federal Reserve Chairman Ben Bernanke testified before Congress that inflation risks have started to diminish. Finally, losses from short positions in the global interest rate futures markets were compounded after a sell-off in the global equity markets that began on
February 27 with comments from former U.S. Federal Reserve Chairman Alan Greenspan, that the U.S. economy could be due for a recession. In addition, concerns that tighter credit conditions in China and Japan might dampen global growth first sent Chinese stock markets plunging before the sell-off spread to other equity markets. Furthermore, news that U.S.-made durable goods dropped and a flight-to-quality pushed global bond prices significantly higher.
MORGAN STANLEY CHARTER WCM L.P.
(continued)
Additional losses were experienced in the global equity index futures sector from long positions in U.S. and European equity index futures as prices fell suddenly and sharply at the end of the month due to the aforementioned reasons that affected the global interest rate futures markets.
Within the currency sector, losses were experienced from short positions in the Japanese yen versus the U.S. dollar and British pound as the value of the Japanese yen reversed sharply higher against these currencies after an almost 10% drop in the Shanghai stock market and a warning from Rodrigo Rato, Managing Director of the International Monetary Fund, that a weak Japanese yen "could lead to more entrenched exchange rate misalignments that worsen global imbalances" encouraged traders to unwind short positions in the Japanese yen against most of its major rivals. As a result, the Japanese yen saw its biggest daily gain against the U.S. dollar since December 2005. Furthermore, investor speculation that consistently strong economic data out of Japan may force the Bank of Japan to continue raising interest rates in order to combat possible inflation pushed the value of the Japanese yen higher. Elsewhere in the currency markets, additional losses were incurred from short positions in the Swiss franc versus the U.S. dollar as the value of the Swiss franc strengthened amid worries that the interest rate differential between Switzerland and the U.S. may narrow.
Within the energy sector, short positions in crude oil and oil related products recorded losses as prices reversed higher on increased concerns that unexpected refinery shutdowns may curb fuel stockpiles in the future. In addition, prices moved higher amid geopolitical uncertainty in Iraq and news that Iran will continue with its nuclear program.
These losses were partially offset by gains in the metals sector from long positions in nickel, gold, and aluminum as prices rose. Nickel and aluminum futures prices moved higher on continued speculation that low stockpiles and supply disruptions may create a supply shortage in the future. Additionally, gold prices advanced as the value of the "safe-haven" investment of metals increased amid further uncertainty regarding the value of the U.S. dollar, as well as rising energy prices.
MORGAN STANLEY CHARTER SERIES
STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED FEBRUARY 28, 2007 (UNAUDITED)

                                     MORGAN STANLEY                MORGAN STANLEY               MORGAN STANLEY
                                  CHARTER CAMPBELL L.P.         CHARTER ASPECT L.P.           CHARTER GRAHAM L.P.
                              ----------------------------  ---------------------------  ----------------------------
                                            PERCENTAGE OF                PERCENTAGE OF                 PERCENTAGE OF
                                           FEBRUARY 1, 2007             FEBRUARY 1, 2007              FEBRUARY 1, 2007
                                              BEGINNING                    BEGINNING                     BEGINNING
                                 AMOUNT    NET ASSET VALUE    AMOUNT    NET ASSET VALUE     AMOUNT    NET ASSET VALUE
                              -----------  ---------------- ----------  ---------------- -----------  ----------------
                                   $              %             $              %              $              %
INVESTMENT INCOME
  Interest income (Note 2)      1,519,712         .37          486,462         .38         1,442,391         .35
                              -----------       -----       ----------       -----       -----------       -----
EXPENSES
  Brokerage fees (Note 2)       2,040,793         .50          643,930         .50         2,044,212         .50
  Management fees (Note 2&3)      901,350         .22          214,644         .17           681,405         .16
                              -----------       -----       ----------       -----       -----------       -----
   Total Expenses               2,942,143         .72          858,574         .67         2,725,617         .66
                              -----------       -----       ----------       -----       -----------       -----
NET INVESTMENT LOSS            (1,422,431)       (.35)        (372,112)       (.29)       (1,283,226)       (.31)
                              -----------       -----       ----------       -----       -----------       -----
TRADING RESULTS
Trading profit (loss):
  Realized                     14,401,264        3.53       (1,512,650)      (1.17)      (13,366,594)      (3.27)
  Net change in unrealized    (37,849,948)      (9.27)      (6,323,680)      (4.91)      (10,043,241)      (2.46)
                              -----------       -----       ----------       -----       -----------       -----
   Total Trading Results      (23,448,684)      (5.74)      (7,836,330)      (6.08)      (23,409,835)      (5.73)
                              -----------       -----       ----------       -----       -----------       -----
NET LOSS                      (24,871,115)      (6.09)      (8,208,442)      (6.37)      (24,693,061)      (6.04)
                              ===========       =====       ==========       =====       ===========       =====

                                     MORGAN STANLEY
                                    CHARTER WCM L.P.
                              ---------------------------
                                           PERCENTAGE OF
                                          FEBRUARY 1, 2007
                                             BEGINNING
                                AMOUNT    NET ASSET VALUE
                              ----------  ----------------
                                  $              %
INVESTMENT INCOME
  Interest income (Note 2)       178,820         .34
                              ----------       -----
EXPENSES
  Brokerage fees (Note 2)        260,666         .50
  Management fees (Note 2&3)      86,890         .16
                              ----------       -----
   Total Expenses                347,556         .66
                              ----------       -----
NET INVESTMENT LOSS             (168,736)       (.32)
                              ----------       -----
TRADING RESULTS
Trading profit (loss):
  Realized                       137,662         .26
  Net change in unrealized    (3,925,339)      (7.53)
                              ----------       -----
   Total Trading Results      (3,787,677)      (7.27)
                              ----------       -----
NET LOSS                      (3,956,413)      (7.59)
                              ==========       =====

MORGAN STANLEY CHARTER SERIES
STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED FEBRUARY 28, 2007 (UNAUDITED)

                              MORGAN STANLEY                        MORGAN STANLEY                       MORGAN STANLEY
                           CHARTER CAMPBELL L.P.                 CHARTER ASPECT L.P.                   CHARTER GRAHAM L.P.
                   ------------------------------------  -----------------------------------  ----------------------------
                        UNITS         AMOUNT    PER UNIT     UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT
                   --------------  -----------  -------- -------------  -----------  -------- --------------  -----------
                                        $          $                         $          $                          $
Net Asset Value,
 February 1, 2007  30,421,914.270  408,158,684   13.42   7,236,597.902  128,786,006   17.80   21,316,939.494  408,842,406
Net Loss                 --        (24,871,115)   (.82)        --        (8,208,442)  (1.14)        --        (24,693,061)
Redemptions          (400,267.579)  (5,043,372)  12.60    (117,873.453)  (1,963,772)  16.66     (404,693.576)  (7,292,578)
Subscriptions            --             --       12.60     339,875.402    5,662,324   16.66      285,802.701    5,150,165
                   --------------  -----------           -------------  -----------           --------------  -----------
Net Asset Value,
 February 28, 2007 30,021,646.691  378,244,197   12.60   7,458,599.851  124,276,116   16.66   21,198,048.619  382,006,932
                   ==============  ===========           =============  ===========           ==============  ===========

                                      MORGAN STANLEY
                                     CHARTER WCM L.P.
                   -------- ----------------------------------
                   PER UNIT     UNITS        AMOUNT    PER UNIT
                   -------- -------------  ----------  --------
                      $                        $          $
Net Asset Value,
 February 1, 2007   19.18   4,922,245.295  52,133,281   10.59
Net Loss            (1.16)        --       (3,956,413)   (.80)
Redemptions         18.02     (72,663.531)   (711,376)   9.79
Subscriptions       18.02     759,628.254   7,436,761    9.79
                            -------------  ----------
Net Asset Value,
 February 28, 2007  18.02   5,609,210.018  54,902,253    9.79
                            =============  ==========

  The accompanying notes are an integral part of these financial statements. MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter Aspect L.P. ("Charter Aspect"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter WCM L.P. ("Charter WCM") (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International Limited
("MSIL"). MS&Co. acts as the counterparty on all of the foreign currency forward contracts. In 2007, Morgan Stanley intends to merge Morgan Stanley DW into MS&Co. Upon completion of the merger, the surviving entity, MS&Co., will be the Partnerships' principal U.S. commodity broker-dealer. For Charter Campbell, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all of the options on foreign currency forward contracts. Demeter, Morgan Stanley DW, MS&Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.
USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.
REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, Morgan Stanley DW credits each Partnership with interest income on 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from MS&Co. and MSIL with respect to such Partnership's assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other Futures Interests.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
  The Partnerships' functional currency is the U.S. dollar; however, they transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.
NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.
BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6% of the Partnership's Net Assets as of the first day of each month (a 6% annual rate). Such fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and offering expenses.
OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur an incentive fee. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.
CONTINUING OFFERING. Units of each Partnership except Charter Campbell are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
  Effective May 1, 2006, Charter Campbell no longer accepts any subscriptions for Units in the Partnership.
REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six month after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.
  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
EXCHANGES.  On the last day of the first month which occurs more than six months after a person first becomes a limited partner in each Partnership except Charter Campbell, and at the end of each month thereafter, limited partners may exchange their Units among Charter Aspect, Charter
Graham, and Charter WCM (subject to certain restrictions outlined in the
Limited Partnership Agreements) without paying additional charges.
  Effective May 1, 2006, Charter Campbell no longer accepts any exchanges of Units from any other Charter Series Fund for Units of Charter Campbell. DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.
INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.
DISSOLUTION OF THE PARTNERSHIPS. Charter Aspect will terminate on December 31, 2025 and Charter Campbell, Charter Graham, and Charter WCM will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to Morgan Stanley DW as described in Note
1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS&Co., and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.
--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:
Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.
Morgan Stanley Charter Aspect L.P.
  Aspect Capital Limited
Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.
Morgan Stanley Charter WCM L.P.
  Winton Capital Management Limited
Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:
MANAGEMENT FEE. Charter Aspect, Charter Graham, and Charter WCM each pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.
  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(concluded)
INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits paid on a monthly basis.
  Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future.
  Charter Aspect and Charter WCM pays incentive fees to Aspect and Winton, respectively, based upon the performance of each trading advisor beginning December 1, 2006 without regard to any losses incurred by the prior trading advisor(s).
Managed futures investments are speculative, involve a high degree of risk, use significant leverage, are generally illiquid, have substantial charges, are subject to conflicts of interest, and are suitable only for the risk capital portion of an investor's portfolio. Before investing in any managed futures investment, qualified investors should read the prospectus or offering documents carefully for additional information with respect to charges, expenses, and risks. Past performance is no guarantee of future results.
This report is based on information from multiple sources and Morgan Stanley makes no representation as to the accuracy or completeness of information from sources outside of Morgan Stanley.
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